CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 111 to Registration Statement No. 33-19228 on Form N-1A of our report dated December 15, 2016, relating to the financial statements and financial highlights of Calamos Investment Trust, consisting of the Calamos High Income Opportunities Fund, appearing in the Annual Report on Form N-CSR for the fiscal year ended October 31, 2016, and to the references to us under the headings “Financial Highlights” in the Prospectuses and “Independent Registered Public Accounting Firm” in the Statement of Additional Information, which are part of such Registration Statement.

/s/ DELOITTE & TOUCHE LLP

Chicago, Illinois

September 8, 2017